EXHIBIT 10.5

February 19, 2004

Robert C. Flexon
5 Roscommon Road
Newtown Square, PA 19073

Dear Mr. Flexon:

I am pleased to confirm our offer of Chief Financial Officer for NRG Energy, Inc. This position will report to me and be located at the company’s corporate office. The key elements of our offer are summarized below:

Base Salary — Your salary will be $400,000 annualized paid on a bi-weekly basis.

Start Date - Your first day of employment will be mutually agreed upon not to occur after April 1, 2004.

Signing Bonus – In addition to the base salary, on the start date the company shall pay a one-time signing bonus of $500,000 gross payable in a single lump-sum cash payment; provided, however, that you agree to reimburse the Company, on a pro-rata basis if prior to one year from your start date you terminate your employment with the company.

Personal Time Off/Holidays - You will accrue personal time off (PTO) at the rate of 16.67 hours per month for a total of 25 days per year (pro-rated). Additionally, our holiday program provides you eight (8) company-scheduled holidays, and three (3) “floating” holidays (pro-rated) that you may schedule as mutually agreed with your manager.

Benefits & Programs - You will be eligible to participate in NRG’s Flexible Benefits Plan and related HR programs beginning on your start date.

Incentive – You will be eligible to participate in the NRG Incentive Plan as defined by the CEO and to be approved by the Board of NRG. Your target incentive opportunity will be 75% of base salary (50% delivered in cash & 50% delivered in equity) and a stretch goal of 25% (35% delivered in cash & 65% delivered in equity), for plan year 2004.

Long-term Incentive - You will be eligible to participate in the NRG Long-term Incentive plan to be approved by the Board of NRG. The initial grant will be in 2004 and delivered in a combination of two-thirds nonqualified stock options and one-third restricted stock units. The estimated value will be $1,500,000.

401(k) Plan - The 401(k) plan allows pre-tax contributions of up to 100% of pay up to the maximum IRS compensation limit, with the company matching 100% of the first 3% you contribute, plus 50% of the next 2%. After tax contributions may be made as well, up to

Robert C. Flexon
April 28, 2004

10% of pay. The employer match is made every pay period and is 100 percent vested once credited. You are eligible to begin participating effective upon your start date.

Payroll Processing - Please come prepared on your first day of employment to complete payroll paperwork. You will need to bring appropriate documentation indicating you are eligible to work in the United States to complete the I-9 document: either a passport or valid driver’s license and social security card or birth certificate.

Relocation – You will be provided benefits per the NRG Relocation Policy, please see attached. In addition, temporary lodging and travel reimbursement will be provided for the time period the corporate office is located in Minneapolis, Minnesota.

CIC/General Severance Agreement – You will be provided a Change-in-Control agreement as approved by the Board of NRG equal to 2.99 times your base plus target incentive and a General Severance agreement as approved by the Board of NRG equal to 1.5 times your base. Both agreements require a signed release prior to execution of payment.

Our offer of employment is contingent upon your successful completion of NRG’s pre-employment drug screening and security background investigation.

If you have any questions regarding any aspect of this offer, please call Denise Wilson at (612) 373-5497.

Bob, I am personally very pleased that you have decided to join NRG. I know that you will make a great contribution and we look forward to having you on our team. Please confirm receipt and acceptance of this offer by February 23, 2004, by returning a copy of the signed letter to Denise Wilson via fax at (612) 373-5340 and by returning the original signed offer letter in the envelope provided.

Sincerely,

-s- David Crane
David Crane
President & CEO
NRG Energy, Inc.

Robert C. Flexon	Date